Exhibit 99.3

Executive Forum at 2 p.m.

We announced today that NV Energy has agreed to be acquired by MidAmerican Energy Holdings Company for $23.75 per share in cash. The transaction has a total enterprise value of approximately $10 billion. A copy of the press release is available here Press Release.

Today’s announcement represents the beginning of the process. The transaction is currently expected to close in the first quarter of 2014, subject to customary closing conditions, including regulatory and NV Energy shareholder approval. It is important to keep in mind that until the transaction closes, we will continue to operate as an independent company.

An Executive Forum will be held today at 2 p.m. to provide additional information. The meeting will be broadcast live on myNVE. We are also making the Executive Forum available through a conference line. Please use the dial-in information below if you cannot attend in person.

Domestic Toll Free: (855) 871-7481

Conference ID: 87125757

All questions are welcome during the forum. If you cannot attend, please feel free to email questions to thejuice@nvenergy.com.

Participants in Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the special meeting of stockholders that will be held to consider the proposed transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s Annual Meeting of stockholders, which was filed with the SEC on March 27, 2013. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed transaction, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed transaction, when filed with the SEC.

Additional Information

In connection with the proposed transaction, the Company will file a proxy statement with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE COMPANY. The final proxy statement will be mailed to the Company’s stockholders. Investors will also be able to obtain the proxy statement, as well as other filings containing information about the Company, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by the Company with the SEC can also be obtained, free of charge, by directing a request to the Corporate Secretary, NV Energy, Inc., 6226 West Sahara Avenue, Las Vegas, NV 89146 or by calling Max Kuniansky, Executive, Investor Relations, NV Energy, Inc. at 702-402-5627.